Exhibit T3A.1

Certificate of Incorporation DAC - Designated Activity Company (limited by shares) I hereby certify that NAC AVIATION 29 DESIGNATED ACTIVITY COMPANY formerly registered as LTD - Private Company Limited by Shares has this day been re-registered under the Companies Act 2014 as DAC - Designated Activity Company (limited by shares) Given under my hand at Dublin, this Friday, the 28th day of April, 2017 for Registrar of Companies.